Exhibit 10.4

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 1st day of March, 2024 (the “Effective Date”), by and between JC Entertainment, LLC, a Kansas limited liability company (Seller), and Kustom 440, Inc., a Nevada corporation (“Buyer” or “Kustom”). Seller and Buyer are each a Party, and collectively, the Parties to this Agreement.

RECITALS

WHEREAS, Seller produces, plans, stages, manages, and coordinates a music entertainment event known as “Country Stampede,” is party to certain contracts to host and operate the 2024 Country Stampede as shown in Schedule 8(r), and owns all intellectual property arising out of and relating to Country Stampede (“Country Stampede Intellectual Property”). The Assumed Contracts (defined below) and the Country Stampede Intellectual Property are collectively referred to as the “Purchased Assets,” as further defined in Section 1.1); and

WHEREAS, Buyer produces, plans, stages, manages, and coordinates a variety of entertainment events, including music festivals, and desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Sale and Purchase of the Purchased Assets.

1.1 Definition of Country Stampede Intellectual Property and Assignment of Same: Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Article 8 hereof), Seller will sell, convey, assign, transfer and deliver to the Buyer, and Buyer will purchase, acquire, and accept from the Seller, free and clear of all Encumbrances, all of the Seller’s right, title and interest in and to all of the Purchased Assets. As used in this Agreement, the term “Country Stampede Intellectual Property” includes, without limitation, the following:

(a)	all inventions (whether patentable or not patentable and whether or not reduced to practice), technology, know-how, improvements, and developments utilized by, encompassed by, relying upon, used in, or otherwise related to or associated with (directly or indirectly) with Country Stampede for any jurisdiction throughout the world;

(b)	the trademark(s) listed in Exhibit A, including all goodwill, applications, and registrations associated therewith and the right to sue for past infringement;

(c)	all trademarks and service marks (whether registered or unregistered), trade dress, logos, slogans, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith used for or in conjunction with Country Stampede, including, without limitation, the trademark “Country Stampede,” and including the right to sue for past infringement;

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(d)	all copyrightable works (whether registered or unregistered), all copyrights, and all applications, registrations, and renewals utilized by, encompassed by, relying upon, used in, or otherwise related to or associated with (directly or indirectly) Country Stampede for any jurisdiction throughout the world, specifically including, without limitation, all source code, object code, data, databases, flowcharts, block diagrams, user manuals, developer notes, and any other information or documents related to any software associated with Country Stampede, including the right to sue for past infringement;

(e)	all mask works arising from, relating to, or used in connection with Country Stampede, and all applications, registrations, and renewals in connection therewith, including the right to sue for past infringement;

(f)	Records and data generated by, used by, relied upon, stored by, or otherwise arising out of or used in connection with Country Stampede, including without limitation any third-party data, such as data associated solely with customers or attendees of Country Stampede.

(g)	the Internet domain names listed on Exhibit A, and any domain names (whether registered or unregistered) using the “Country Stampede” trademark;

(h)	the social media handles and associated profiles (including without limitation all data, feed history, and other information associated with or maintained by the profile) listed in Exhibit A;

(i)	all confidential business information (including designs and drawings associated with the trademarks, financial records that are necessary for the ongoing operations of Country Stampede, customer information, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals) associated with Country Stampede;

(j)	all advertising and promotional materials associated with Country Stampede, regardless of form or medium;

(k)	all of Seller’s claims, causes of action, and rights of recovery regarding Country Stampede;

(l)	all documents and information in any form whatsoever necessary for creating, developing, organizing, improving upon, selling, or otherwise enjoying the benefit and functionality of Country Stampede, excluding any financial information from Seller, its members, or employees not directly and solely relating to Country Stampede;

(m)	the rights, obligations, and interest in all of the Assumed Contracts identified on Exhibit A;

(n)	all other proprietary rights in Country Stampede business not otherwise listed above.

The Purchased Assets shall not include any of the Excluded Assets (as defined in Article 2 hereof).

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1.2 Transfer of the Country Stampede Intellectual Property to Buyer: Seller agrees to effectuate the following transfer of the Country Stampede Intellectual Property:

(a)	all trademark(s) listed in Exhibit A;

(b)	for all domain names and social media profiles listed in Exhibit A, execute commensurate with Closing the Domain Name Transfer Agreement listed as Exhibit B;

(c)	for all social media accounts and handles, execute commensurate with closing the Social Media Transfer Agreement set forth in Exhibit C;

(d)	commensurate with Closing, provide all requested information set forth in Exhibit A related to the acquired domain names and social media accounts and handles. To the extent Seller does not know an item of requested information, Seller agrees to provide any and all information necessary and take all necessary steps for Buyer to take over or otherwise control an account associated with the respective domain name or social media profile; and

(e)	commensurate with Closing, provide access to a secure repository storing all source code, documents, information, and data associated with Country Stampede, including without limitation, all documents and information identified in Sections 1.1(d), 1.1(f), 1.1(j), and 1.1(m). For the source code associated with Country Stampede, Seller expressly agrees to provide an editable copy of the source code in a native format.

1.3 Effectuating Assignments: Seller shall execute any instrument that may be reasonably necessary or desirable to accomplish the purposes of the assignments of the Country Stampede Intellectual Property. In addition to the requirement of Section 1.2, Seller agrees to timely execute any documents necessary for Buyer to effectuate registration of any Country Stampede Intellectual Property or the assignments of this Agreement.

1.4 Waiver of Moral Rights: Seller waives any moral rights, as defined by U.S. Copyright Statutes, in and to any Country Stampede Intellectual Property or Country Stampede, including without limitation any copyrightable works associated with Country Stampede (the “Moral Rights Waiver”). The Moral Rights Waiver includes, without limitation, a waiver regarding the right to the integrity of, to be associated with, to modify, to prevent the use of, and to restrain the publication of the Country Stampede Intellectual Property or Country Stampede, throughout the World. Seller agrees that anything Buyer or any affiliate may do with any Country Stampede Intellectual Property or Country Stampede does not and will not constitute any prejudice to Seller’s reputation.

1.5 Goods. Buyer is also purchasing certain physical equipment from Seller which are a part of the Purchased Assets. Buyer understands that unless Seller has made a warranty or representation in Section 8 below, or elsewhere in this Agreement, Seller makes no representations or warranties as to the Purchased Assets. Any hardware and equipment (“Goods”), such as tents and lighting, that Seller conveys to Buyer hereunder are being provided AS IS WHERE IS and WITH ALL FAULTS and that Seller expressly disclaims any and all other warranties, whether express or implied, with regard to those Goods.

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2. Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include any of the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)	Cash, bank accounts, securities, or any other assets of Seller, except for assets associated with Country Stampede and the Country Stampede Intellectual Property;

(b)	The logo, tradenames, trademarks, service marks, corporate names, and Internet domain names containing or consisting of the words JC Entertainment and not specifically relating to the Country Stampede Intellectual Property;

(c)	All Contracts, leases, licenses and other agreements to which Seller is a party unless specifically assumed herein with regard to Purchased Assets;

(d)	All inventories, hardware, supplies, work in process, and finished goods not relating to Purchased Assets;

(e)	The financial records of Seller, except as expressly included herein pertaining to the Purchased Assets;

(f)	All hardware, software, intellectual property, and other business property of Seller exclusively relating to JC Entertainment and not used exclusively in conjunction with the Purchased Assets, and any other property of Seller which is not utilized in connection with the Purchased Assets not specifically defined in Article 2, whether or not such property is reflected on Seller’s books and records;

(g)	The organizational documents of the Seller, including the minute books, ownership ledgers, and other constituent records relating to the organization of the Seller;

(h)	The name, logo, and any tradenames, trademarks, service marks, corporate names, and Internet domain names of any and all other assets of Christopher Payne, or any entity in which Christopher Payne is a member/shareholder/owner, that are not exclusively related to the Purchased Assets; and

(i)	Personal property, mementos, gifts, or the like given to any owner, officer, employee, or agent of JC Entertainment relating to the Purchased Assets, or any artist who performed over the years.

(j)	Contracts not assigned to Buyer, which will be cancelled by Seller, as set forth on Schedule 8(c).

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3. Assumption of Liabilities. Except as expressly stated in this agreement, no obligations or liabilities of Seller of any kind are being assumed by Buyer, and the following liabilities of Seller are expressly excluded from assumption by Buyer pursuant to this Agreement, whether arising prior to, on, or after Closing:

(a)	All accounts payable and accrued payment obligations of Seller; and

(b)	All liabilities, debts, losses, obligation, fines, penalties, and claims of any nature, whether accrued, liquidated, contingent, matured or unmatured, (collectively, “Obligations”), relating to legal actions, suppliers and vendors of Seller, Seller’s distributors and resellers, corporate organization, Seller’s employees and employment matters (including wages, benefits, and payroll liabilities), environmental matters and all taxes Seller is required to pay under the laws of the United States, the State of Kansas, and every other jurisdiction in which Seller is required to pay taxes; and

3. Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate amount to be paid by Buyer to purchase the Purchased Assets shall be the sum of FIVE HUNDRED FORTY TWO THOUSAND NINE HUNDRED FIFTY NINE and 15/100 DOLLARS ($542,959.15) (the “Purchase Price”), payable as follows: the sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) shall be paid at Closing, with the remainder to be paid on or before thirty days from Closing. Seller shall be entitled to keep all non-refunded ticket sales for the 2024 Country Stampede made prior to Closing, as well as any other funds already paid to Seller including funds provided by advertisers or sponsors. Further, Buyer shall be obligated, to the extent a refund is sought after Closing, to provide such refund, if appropriate, to the customer requesting a refund, and shall indemnify and hold harmless Seller from any and all claims, liabilities, costs, suits, or the like relating to such refund request.

5. Tax Matters. Seller shall pay any and all taxes assessed against Seller arising out of the sale of the Purchased Assets to Buyer.

6. Closing. The closing (“Closing”) shall take place at 3:00 p.m. on Friday, March 1, 2024 (the “Closing Date”), at Kustom’s offices located at 14001 Marshall Drive, Lenexa, Kansas 66215, or at such other time and place as the parties shall mutually agree upon in writing. The Parties expressly agree that, if feasible, the Closing may occur remotely. At the Closing, Buyer shall deliver the Purchase Price to Seller, and Seller shall sell, transfer, assign and deliver all right, title and interest in and to the Purchased Assets to Buyer, free and clear of all liens, claims and encumbrances and otherwise in accordance with this Agreement pursuant to such instruments of transfer as Buyer may reasonably require.

7. Additional Agreements

(a)	Training. Seller shall provide to Buyer’s personnel from time to time from and after the date this Agreement is executed and continuing for sixty (60) days following the Closing Date technical assistance and training with respect to Country Stampede and the Country Stampede Intellectual Property, including information relating to the production, plans, staging, management, and festival coordination relating to Country Stampede. Any reasonable out-of-pocket travel, food and lodging costs incurred by Seller in connection with such assistance will be paid by Buyer. Nothing in this Agreement shall require Seller or Seller’s officers, members, or employees, to disclose Seller’s financial data to comply with this provision.

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(b)	Employees. Prior to or at the time of Closing, Seller shall terminate all of its employees associated with the Purchased Assets and, after Closing, Buyer may at its discretion re-employ one or more employees previously employed by Seller immediately prior to being terminated pursuant to this Agreement.

(c)	Sales and Use Taxes. Seller shall be responsible for and agrees to pay when due all sales and use taxes arising out of the transactions contemplated hereunder.

(d)	Further Assurances. Seller agrees that it will execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, assurances and consents, and take such other actions as Buyer reasonably may require to more effectively convey, transfer to and vest in Buyer ownership, and to put Buyer in possession, of the Purchased Assets, including, but not limited to, any intellectual property agreements and assignments. All such assignments, bills of sale and other instruments shall effectively transfer to Buyer full title to the Purchased Assets, free and clear of all Encumbrances, except as expressly set forth herein

(e)	Conditions and Best Efforts. The Parties will use their commercially reasonable best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of each Party under this Agreement, and will do all legal acts and things as may be required to carry out any Party’s obligations under this Agreement and to consummate and complete this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any). The Parties will use their commercially reasonable best efforts to take all legal steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body; to obtain all necessary consents, and approvals or waivers from Third Parties. Furthermore, the Parties will use their commercially reasonable best efforts to take all steps as may be necessary to, and to strictly comply with, the requirements of the Securities Act, SEC rules and regulations thereunder and applicable state law, and rules and regulations as they may apply to Buyer (“NASDAQ Rules”), as such NASDAQ Rules relate or apply to this Agreement, including all rules and requirements regarding audited financials and public announcements required by or under the aforementioned Laws.

(f)	Consents. Prior to the Closing Date, Seller will complete all actions and procedures, corporate and otherwise, and obtain all consents or other authorizations necessary or proper to authorize the transactions contemplated hereunder and to enable Seller to perform all of its obligations hereunder.

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(g)	Non-Disclosure; Confidentiality.

(A)	Except for any specific communication or disclosure to which the other Party has given its prior written consent, previously disclosed to the public, or which may be required by Law, and except for accountants, attorneys, a Party’s agents, or Parties involved in the transaction contemplated herein, each Party agrees that, except as provided herein, it shall not communicate or disclose to any other Person (a) the fact that discussions or negotiations are taking place concerning the acquisition of the Purchased Assets; or (b) any terms, conditions or other facts with respect to the possible acquisition of the Purchased Assets, including the status thereof.

(B)	From the date hereof, each Party hereto and their respective Affiliates, shall for a period for three (3) years, from and after the earlier of: (i) the Closing Date (even if the Closing of the sale of Assets does not occur on such date for any reason whatsoever); or (ii) the date of any rescission or termination of this Agreement by any Party, pursuant to a right of termination under this Agreement; keep confidential and not, directly or indirectly, divulge to any Person or use for their own benefit, any Confidential Information of the other Parties. This provision shall not apply to, or protect from use or disclosure, information which (i) a Party can establish by competent documentation was known to it without restriction prior to disclosure by another Party; (ii) is or becomes a matter of public knowledge through no fault of the Party charged with maintaining the confidentiality of another Party’s Confidential Information; (iii) is rightfully received by a Party from a Third Party who has the lawful right to make such disclosure; (iv) was independently developed by a Party without use of the other Party’s Confidential Information, and such independent development can be established by competent documentation; or (v) is required by operation of law to be disclosed by a Party, provided, however, that such Party required to make a disclosure by operation of law gives reasonable notice of the intended disclosure and reasonable opportunity to challenge such legal requirement(s). In the event that any Party is requested or required to disclose any Confidential Information of any other Party, it shall notify such other Party of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section. The prohibitions against disclosure of any Confidential Information recited herewith shall be in addition to and not in lieu of, any rights or remedies that any Party may have available pursuant to the Laws of any jurisdiction or at common Law to prevent the disclosure of trade secrets or proprietary information and the enforcement by each Party of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. This Section shall survive Closing or any rescission or other termination of this Agreement.

If, in the event, the Country Stampede festival is not held for a period of fourteen months from the previous festival, the Parties’ obligations under this Section 7(g) shall terminate.

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(h)	Brokers’ Fees. Neither Buyer nor Seller has employed or retained any broker, agent, finder or other party (“Broker”) or incurred any obligation for brokerage fees, finder’s fees or commissions (“Brokers’ Fees”) with respect to the transactions contemplated by this Agreement. Should any Brokers’ Fees be claimed in connection with the transactions contemplated herein or pursuant to any other agreements between a Party and a Third Party for brokerage services, the Party that retained the Broker shall be solely responsible for the payment of such fees.

(i)	Covenant Not to Compete. Except as provided by this Agreement, in order to ensure to Buyer the full benefits of the Purchased Assets, for three (3) years after the Closing Date or until the Country Stampede festival does not occur for a period of fourteen months, whichever occurs first, neither Seller nor Payne shall directly or indirectly:

(i)	assist or have an interest in (whether or not such interest is active and whether as owner, partner, investor, shareholder, officer, director or as any other type of principal whatever) any Person that is, or is about to become, directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with Country Stampede, including the production, planning, staging, management, and/or coordination of music entertainment festivals or events (the “Business”);

(ii)	enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any Person that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with Country Stampede or engages in the Business.

(iii)	Seller and Payne covenant, warranty, and confirm that (A) each is represented by counsel with respect to this Agreement, including Section 8(j) and Section 8(k) herein, (B) they agree that this provision and this Agreement shall be construed according to and governed by the laws of the State of Kansas without regard to its conflicts of laws principles, (C) any action by any Party hereto arising out of or relating to this Agreement or arising from or relating to the relationship of the Parties to this Agreement (including any contract, tort, common law or statutory claims, whether in law or in equity) shall be in the District Court for Johnson County, Kansas (and its appellate courts) or in the United States District Court for the District of Kansas (and its appellate courts), and (D) they expressly agree not to bring any proceedings arising out of or relating to Section 8(j) and Section 8(k) of this Agreement in any other courts.

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(j)	Non-solicitation. In order to ensure that Buyer receives the full benefits of the Purchased Assets, for three (3) years after the Closing Date or until the Country Stampede festival does not occur for a period of fourteen months, whichever occurs first, Seller and Payne, shall not, directly or indirectly, either by itself, himself, or through another Person:

(i)	Contact, solicit, advise or consult, any former supplier, independent contractor, or vendor of Seller, or a Third Party with whom Seller transacted business related to Country Stampede (collectively, “Supplier(s)”), for the purpose of causing such Supplier to engage in the Business or in any way compete with Country Stampede;

(ii)	Induce, or attempt to induce, any former Supplier of Seller to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Buyer in the operation of Country Stampede or the Business; or

(iii)	Contact, solicit, induce or attempt to induce or influence any former Supplier to terminate its contractual relationship with the Buyer.

(k)	Notice and Opportunity to Cure. Notwithstanding anything to the contrary in this Agreement or in any other agreement to be entered into in connection herewith, no Party shall be deemed to be in default of its obligation under this Agreement to make any payment due herein or therein, unless and until the failure to make such payment is not cured within fifteen (15) days after written notice of such failure is given by Seller or Buyer to the defaulting Party.

8. Representations and Warranties of Seller. Seller and Payne hereby make the following representations and warranties to Buyer, each of which, based on Seller’s and Payne’s Knowledge, is true and correct on the date hereof and will be true and correct on the Closing Date in all material respects, each of which shall be unaffected by any investigation heretofore or hereafter made by Buyer and each of which shall survive the Closing and the transactions contemplated hereby:

(a)	Seller’s Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas. Seller has the power to execute and deliver this Agreement and all other agreements to be executed by Seller in connection herewith and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any other agreement or instrument to be executed and delivered by Seller in connection herewith will not violate or breach any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree, Seller’s articles of incorporation or bylaws, or other restriction of any kind or character to which Seller is subject or by which any of its property is bound. This Agreement and all other agreements to be executed by Seller in connection herewith have been duly authorized, executed and delivered by Seller and are valid, binding and enforceable against Seller in accordance with their terms.

(b)	No Notices. Seller has not received any notice of non-compliance not previously corrected with respect to the Purchased Assets under any applicable law.

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(c)	Undisclosed Liabilities. Seller has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise as to, or that may affect, the Purchased Assets, except those which (i) specifically will be disclosed in the Disclosure Schedule attached as Schedule 8(c) hereto, or any other Schedule or Exhibit to this Agreement, or (ii) incurred in or as a result of the normal and ordinary course of business since the date of the latest disclosure, all of which have been consistent with past practices and none of which are materially adverse.

(d)	Ownership. The Seller is the sole owner of all of the Purchased Assets, including the Country Stampede Intellectual Property, being purchased hereunder.

(e)	Third Party Intellectual Property. If any part of the Purchased Assets utilizes or utilized any Third Party Intellectual Property, Seller has disclosed the same on Schedule 8(e), and has valid, legally enforceable rights by license to use, and to transfer and assign to Buyer the rights to use, such Third Party Intellectual Property.

(f)	Title to Purchased Assets. At Closing, Seller shall have good, marketable and exclusive title to all the Purchased Assets, and all such assets will be transferred to Buyer at the Closing free and clear of all liens, claims, encumbrances and restrictions whatsoever.

(g)	No Violation of the Seller’s Rights. To the Knowledge of the Seller and Payne, no Person has infringed or misappropriated any of the Purchased Assets. Immediately after the Closing (subject to making any filings necessary to perfect rights), Buyer will have sole rights to bring actions for infringement or misappropriation of the Purchased Assets. The Seller has not commenced or threatened any legal proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Assets or breach of any agreement involving the Purchased Assets, except as disclosed on Schedule 8(g).

(h)	No Violation of Third Party Rights. To Payne and Seller’s Knowledge, Seller’s creation, use, sale, license, or other transfer of the Purchased Assets does not infringe or misappropriate any other Person’s intellectual property and, after the Closing, Buyer’s use of the Purchased Assets will not infringe or misappropriate any other Person’s intellectual property. The Seller has not received notice (in writing or otherwise) of any pending or threatened legal proceeding or any written allegation or claim in which any Person alleges that the Seller, any of the Purchased Assets, or any use, sale, license, transfer, development, or other exploitation thereof has violated any Person’s intellectual property rights and, to both Seller’s Knowledge and Payne’s Knowledge, no basis for any such actual or threatened legal proceeding, claim or allegation exists. To both Seller’s Knowledge and Payne’s Knowledge, there are no pending or threatened disputes between the Seller and any other Person relating to the Purchased Assets.

(i)	Seller’s Compliance with Laws; Litigation. To the Knowledge of Seller and Payne, Seller is not in violation of any law, rule, regulation or court order, whether local, state or federal or arising under any other jurisdiction, against, or relating to the Seller, or in connection with this Agreement, or any of the Purchased Assets. Except as may be disclosed in Schedule 8(i), there are no judgments, suits, actions or proceedings pending or, to the Knowledge of Seller and Payne, threatened, in any court or other tribunal of record against Seller or the Purchased Assets.

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(j)	Tax Returns and Tax Audits. There are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the Purchased Assets, Seller and Payne will not permit any tax liens to be imposed upon the Purchased Assets, and Seller and Payne will defend, indemnify, and hold Buyer harmless should any federal, state or local taxing authority seek to place a tax lien on the Purchased Assets for taxes assessed and owed prior to Closing.

(k)	Competing Offers. Seller has not entered into any other Contract or understanding to sell or otherwise transfer the Purchased Assets.

(l)	Insurance. There are no pending insurance claims for losses related to the Country Stampede or the Purchased Assets. Seller owns an insurance policy as identified in Schedule 8(l).

(m)	Proprietary Information and Confidentiality. The Seller has taken commercially reasonable and appropriate steps to protect and preserve its trade secrets and all other confidential information included in or relevant to the Purchased Assets. None of its (or any Affiliate’s) current or former employees, consultants, independent contractors, or other agents have any rights in or to the Purchased Assets.

(n)	Inbound Licenses And Rights. No Third Party Intellectual Property of any kind or nature is, as of the Closing Date, or historically has been used by the Seller in connection with the Purchased Assets, except as disclosed in Schedule 8(n) which contains a complete list and brief description of all Third Party Intellectual Property Rights used in connection with Country Stampede and/or the Purchased Assets as of the Closing Date, or that has been used historically in connection with Country Stampede and/or the Purchased Assets. With respect to any such disclosures under this Section (n) in the aforementioned Disclosure Schedule, the Seller has not breached any of the licenses or other agreements governing such Third Party Intellectual Property Rights, and, to the Knowledge of Seller and Payne, no other party to those agreements has breached those agreements. No part of the Purchased Assets has been placed in (or is otherwise subject to) any escrow arrangement of any kind for the benefit of any Third Party.

(o)	Outbound Licenses and Rights. Schedule 8(o) lists all agreements, if any, under which the Seller has licensed or otherwise granted rights in any of the Purchased Assets to any Person, including a separate lists for any of the following related to the Purchased Assets: (i) any exclusive rights granted to any third Person; (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person; or (iii) any other agreements to which Seller is a party that give other Persons the right to use, market or otherwise exploit or commercialize any of the Purchased Assets.

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(p)	No Restrictions. The Purchased Assets are free of any and all royalty and other payment obligations and other Claims and Encumbrances and, without limiting the generality of the foregoing, is not subject to any limitations or restrictions on Seller’s use. There is no legal proceeding, order, agreement or other similar arrangement that prohibits or restricts the Seller from using the Purchased Assets or developing, licensing, transferring or otherwise exploiting any software, properties, or other assets relating to the Purchased Assets anywhere in the world.

(q)	Suppliers. Delivered separately as Schedule 8(q) is a complete and accurate list of the names, addresses and telephone numbers of all of Seller’s Suppliers needed to produce, plan, stage, manage, and coordinate Country Stampede, and setting forth each Suppliers’ activities regarding Country Stampede. To the Knowledge of Seller and Payne, as of the date of the execution of this Agreement, no material Supplier of Seller currently under contract for the 2024 for Country Stampede has cancelled or threatened in writing to cancel or otherwise modify its relationship with Seller. To the Knowledge of Seller and Payne as of the date of the execution of this Agreement, no current or former Supplier of Seller arising out of or used in connection with Country Stampede has any Claims against Seller.

(r)	Material Contracts. Schedule 8(r) sets forth all the material Contracts Seller currently utilizes in the operation of the 2024 Country Stampede or in regard to the Purchased Assets. Except as disclosed in Schedule 8(r), all of the Contracts are in full force and effect, and Seller has received no notices of any claims of default by Seller under any of the Contracts. The contracts to be assigned and assumed by Buyer listed on Exhibit A have been delivered to Buyer in full.

(s)	Customers. Delivered separately are all data bases that Seller maintains regarding customers of, and attendees at, Country Stampede. To the Knowledge of Seller and Payne, as of the date of the execution of this Agreement, the relationships of Seller with its customers are good commercial working relationships. To the Knowledge of Seller and Payne, as of the date of the execution of this Agreement, there are no outstanding and unresolved customer complaints made arising out of or related to Country Stampede. To the Knowledge of Seller and Payne as of the date of the execution of this Agreement, no current or former customer has any Claims against Seller, arising out of or relating to Country Stampede.

(t)	Effect of Closing. Upon and after the Closing, the Buyer will be the sole owner of, and will have valid and marketable title to, the Purchased Assets, and will have the full right to use, license and transfer the Purchased Assets in the same manner and on the same terms that the Seller had immediately prior to the Closing. The Seller is not legally bound by any agreements or obligations under which the occurrence of the Closing would (i) obligate the Seller or the Buyer to license or otherwise grant rights to any other Person in the Purchased Assets, (ii) result in any Claim or any Encumbrance on the Purchased Assets, (iii) give rise to any right of any Third Party to terminate, or impair in any material manner, any Third Party Intellectual Property Rights included in the Purchased Assets or otherwise contravene or conflict with Buyer’s right to enjoy the benefit of the Third Party Intellectual Property Rights, or (iv) otherwise increase any burdens or decrease any rights relating to the Purchased Assets in any material manner.

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(u)	Validity. There are no known facts or circumstances that would render any of the Purchased Assets invalid or unenforceable.

(v)	Intent. The transactions provided for herein are being undertaken in good faith and are not being undertaken with any intent to hinder, delay, defraud, or mislead any past, present, or future creditors of the Seller. The Purchase Price for the Purchased Assets represents fair value and was negotiated at arms’ length between the Seller and Buyer.

(w)	Reliance. The foregoing representations and warranties are made by the Seller and Payne with the knowledge and expectation that Buyer is materially relying thereon in connection with the transactions provided for in this Agreement, including the purchase of the Purchased Assets.

(x)	Full Disclosure. No representation or warranty of Seller or Payne in this Agreement, including the Schedules and Exhibits to the extent such Schedules and Exhibits were required, or in any certificate to be furnished by Seller pursuant to this Agreement contains or will contain any knowingly untrue statement of a material fact or omits or will omit a known material fact necessary to make the statements contained therein not misleading. To the best Knowledge of Seller and Payne, there is no fact which Seller or Payne has not disclosed in writing to Buyer which materially adversely affects, or may materially adversely affect, Country Stampede, its operations or prospects, or the Purchased Assets.

(y)	Seller makes no representations or warranties as to the Purchased Assets other than those expressly made in Section 8 or elsewhere in this Agreement.

(z)	Upon Closing, Seller represents, warrants, and agrees that it will discontinue and refrain from all direct and indirect uses of any trademark, service mark, domain name, or social media account/handle that contains or consists of any of the Country Stampede Intellectual Property or any confusingly similar words unless done so in coordination with Buyer or Buyer’s assignee.

(aa)	Seller warrants and represents that no third parties have been authorized to use, or otherwise have any claims or rights to the Country Stampede Intellectual Property.

(bb)	Seller warrants and represents that it owns no other trademarks, service marks, domain names, or social media accounts/handles related to the Purchased Assets other than those identified in this Agreement.

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9. Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and will be true and correct on the Closing Date in all material respects, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller and each of which shall survive the Closing and the transactions contemplated hereby:

(a)	Buyer’s Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the power to execute and deliver this Agreement and all other agreements to be executed by Buyer in connection herewith and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement or any other agreement or instrument to be executed and delivered by Buyer in connection herewith will not violate or breach any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree, Buyer’s articles of incorporation or bylaws, or other restriction of any kind or character to which Buyer is subject to or by which any of its property is bound. This Agreement and all other agreements to be executed by Buyer in connection herewith have been duly authorized, executed and delivered by Buyer and are valid, binding and enforceable against Buyer in accordance with their terms.

(b)	Profitability; Operating Results. Buyer understands that Seller is not making any representations, warranties, or projections about the revenues, sales, profitability or other operating results that Buyer may achieve after the Closing, or the taxes that Buyer shall be responsible to pay after Closing from Buyer’s business operations.

(c)	Buyer is not aware of any information that is inconsistent with any of Seller’s and Payne’s warranties and/or representations provided in this Agreement.

10. NOT APPLICABLE.

11. Conditions Precedent to Buyer’s Obligation. Each and every obligation of Buyer to be performed in connection with the Closing on the Closing Date shall be subject to the satisfaction of the following conditions:

(a)	Representations and Warranties True as of the Closing Date. The representations and warranties made by Seller and/or Payne in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and Buyer shall have received from Seller’s Manager a certificate on behalf of Seller to the effect, to the best of his Knowledge and belief, after due inquiry, that all such representations and warranties are true and correct in all material respects as of the Closing Date and that Seller has complied in all material respects with the provisions of Section 11(b) hereof.

(b)	No Material Change. The condition (financial or otherwise) of the Purchased Assets shall not be adversely and materially affected or threatened to be affected in any way as a result of fire, explosion, earthquake, disaster, accident, any action or threatened action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, or act of God or public enemy.

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(c)	Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

(d)	Instruments of Transfer. Seller shall have delivered to Buyer a bill of sale substantially in the form of the Bill of Sale and Assignment Agreement attached hereto as Exhibit D, and such other assignments and other instruments of transfer and conveyance (including contract assignments, patent and patent application assignments) as Buyer shall reasonably deem to be necessary to vest in Buyer all right, title and interest in and to the Purchased Assets.

(e)	Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer’s counsel; and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents relating to Country Stampede required under this Agreement, which Buyer may reasonably request.

(f)	Seller’s Corporate Resolutions. Seller shall have delivered to Buyer a certified copy of the resolutions of Seller’s Members and Managers authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its officers and employees in carrying out the terms and provisions hereof.

(g)	Assignment of Intellectual Property. Seller shall have delivered to Buyer such executed Assignments of Intellectual Property in the forms attached as Exhibit B and Exhibit C hereto as Buyer shall reasonably request to affect the assignation to Buyer of all right, title and interest in and to the Purchased Assets to Seller.

(h)	Employees, Suppliers, Vendors, Distributors, and Resellers. At Closing, Seller shall have terminated the services of all employees, Suppliers, vendors, distributors, and resellers performing services for or in connection with Country Stampede and the Purchased Assets, except for those Suppliers, vendors, distributors, resellers, and other Third Parties performing services for or in connection with Country Stampede under a contract assigned to and assumed by Buyer as part of the Purchased Assets.

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12. Conditions Precedent to Seller’s Obligations. Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction of the following conditions:

(a)	Payment of Purchase Price. Buyer shall pay the Purchase Price.

(b)	Assumption of Liabilities and Other Obligations. As of the Closing Date, Buyer shall assume only such Assumed Liabilities as expressly set forth in this Agreement. Buyer shall not assume any other liabilities or obligations of Seller.

(c)	Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, in form and substance reasonably satisfactory to Seller.

(d)	Representations and Warranties True as of the Closing Date. The representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and Seller shall have received from Buyer’s Manager a certificate on behalf of Buyer to the effect that to the best of his Knowledge and belief, after due inquiry, all such representations and warranties are true and correct in all material respects as of the Closing Date.

(e)	Buyer’s Resolutions. Buyer shall have delivered to Seller a certified copy of the resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its mangers, officers and/or employees in carrying out the terms and provisions hereof.

13. Indemnification and Setoff.

(a) Indemnification.

(i)	Indemnification Obligations of the Seller. Seller and Payne shall each indemnify, defend and hold harmless the Buyer and each of its Affiliates and each of their respective officers, directors, stockholders, members, managers, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively hereinafter referred to as the “Buyer Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, cost, expenses, penalties, fines, taxes, deficiencies, assessments and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement in accordance herewith, costs of investigation and reasonable accountants’ and attorneys’ fees and expenses) to the extent arising out of or relating to:

(A)	any misrepresentation, knowing breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any transfer instrument or other certificate or documents delivered by Seller or Payne in connection with this Agreement;

(B)	any failure by Seller or Payne to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed by Seller or Payne in this Agreement.

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(C)	any liability or obligation for any unpaid Taxes of Seller, and any Taxes arising out of or relating to events which shall have occurred, or services performed, or products sold, or the sale of the Purchased Assets or the operation of Country Stampede by Seller prior to the Closing;

(D)	all Excluded Liabilities and any other liability, claim or obligation resulting from or arising out of events which shall have occurred, or services performed, or products sold, or the business operations of Seller prior to the Closing and any other liability or obligation of Seller of any nature whatsoever other than the Assumed Liabilities; and

(E)	any and all Claims arising from or relating to the Purchased Assets, and/or actions of Seller, that accrued or arose during Seller’s ownership of the Purchased Assets, even of such Claims are alleged, filed, or pursued on or after Closing, but this indemnity will not apply to Claims that occurred, accrued or arose on or after Closing.

(ii)	Indemnification Obligations of the Buyer. The Buyer shall indemnify and hold harmless the Seller and each of their respective officers, directors, members, managers, employees, shareholders, agents, and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively hereinafter referred to as the “Seller Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, taxes, deficiencies, assessments and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement in accordance herewith, costs of investigation and reasonable accountants’ and attorneys’ fees and expenses) to the extent arising out of or relating to:

(A)	Buyer’s failure to perform, discharge or satisfy the Assumed Liabilities, if any;

(B)	any misrepresentation, breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or in any Buyer Ancillary Document(s) or any other certificate or documents delivered by Buyer in connection with the Agreement; and

(C)	any failure by Buyer to perform or observe, or to have performed or observed, in full, of any covenant, agreement, obligation, condition or undertaking to be performed by the Buyer in this Agreement or in any Buyer Ancillary Document(s); and

(D)	any and all Claims arising from or relating to the Purchased Assets, and or actions of Buyer, that accrue, occur, and or arose on or after Closing, but this indemnity will not apply to Claims that occurred, accrued or arose during Seller’s ownership, even if such Claims are alleged, filed, or pursued on or after Closing.

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(b)	Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Indemnified Party, on not less than thirty (30) days’ notice to the Indemnifying Party, may make settlement of such claim and such claim and such settlement shall be binding on the Indemnified Party and the Indemnifying Party for the purposes of this Article and Section; provided, however, that if within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest any such claim at the expense of the Indemnifying Party, the Indemnified Party will promptly comply and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall indemnify and secure the Indemnified Party against such contested claims and for the expenses of contesting and defending the claims, and the Indemnified Party shall have the right to participate in the defense of such claim or any litigation based thereon at its own expense and through counsel of its own choosing.

(c)	Period of Limitation. The indemnities contained in this Article 13 shall expire two (2) years after the Closing Date (“Limitation Period”) (i) except with respect to any loss, liability or expense as to which notice has been given pursuant to Section 13(b) within such period, in which case the indemnification period shall be extended until final resolution of such loss, liability or expense, (ii) there shall be no Limitation Period with respect to breach of the representations and warranties set forth in Sections 8(d) (Ownership), 8(f) (Title to Purchased Assets), and 8(j) (Tax Returns and Tax Audits) herein, Section 9; and (iii) there shall be no Limitation Period with respect to claims based upon fraud.

(e)	Limitations of Liability, Seller. Except with respect to breach of the representations and warranties set forth in Sections 8(d) (Ownership), 8(f) (Title to Purchased Assets), and 8(j) (Tax Returns and Tax Audits) herein or claims based upon fraud, for which there shall be no limitations of liability pursuant to this Section 13(e), (i) the Seller’s maximum indemnification liability under this Agreement shall be limited to the Purchase Price, and, (ii) no indemnification shall be required to be made by the Seller under this Article 13 unless the aggregate amount of losses, liabilities and expenses by the Buyer Indemnified Parties exceeds $15,000, and then only to the extent of the excess. The limitation in this subsection (e) shall not apply to indemnification required pursuant to Section 13(a)(i)(E).

(f)	Limitations of Liability, Buyer. Except with respect to Buyer’s obligation to pay the Purchase Price or claims based upon fraud or breach of Buyer’s Warranties, (i) Buyer’s maximum indemnification liability under this Agreement shall be limited to an amount equal to the Purchase Price, and (ii) no indemnification shall be required to be made by the Buyer under this Article 13 unless the aggregate amount of losses, liabilities and expenses by the Seller Indemnified Parties exceeds $15,000, and then only to the extent of the excess. The limitation in this subsection (f) shall not apply to indemnification required pursuant to Section 13(a)(ii)(D).

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14. Termination.

(a)	This Agreement may be terminated prior to the Closing Date:

(i)	By mutual consent of the Parties hereto;

(ii)	By Buyer pursuant to Section 10(a) hereof;

(iii)	By Buyer if any of the conditions to its obligations hereunder shall not have been satisfied at or prior to Closing and (if not satisfied) shall not have been waived by it; and

(iv)	By Seller if any of the conditions to its obligations hereunder shall not have been satisfied at or prior to Closing and (if not satisfied) shall not have been waived by it.

(b)	The right of termination hereof, as granted to the respective Parties hereto under Section 14(a) above, shall be in addition to, and not in lieu of, any other legal or equitable remedy which the terminating Party may have for or in respect of any breach of the obligations hereunder or failure to satisfy a condition to its obligations hereunder by another Party hereto.

15. Additional Definitions. The following terms, as used herein, have the following meanings:

(a)	The term “Affiliate” in this Agreement has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(b)	The term “Buyer Ancillary Document(s)” in this Agreement includes any certificates, agreements, documents or other instruments, other than this Agreement, to be executed and delivered by Buyer in connection with the transactions contemplated by this Agreement.

(c)	The term “Claims” in this Agreement means all claims, charges, penalties, judgments, fines, amounts paid in settlement, assessments, remediation, liabilities, obligations, losses, damages, deficiencies, diminutions in value, Taxes, fees, costs and expenses, including all reasonable attorneys’ fees and court costs and the reasonable costs incurred by any Person.

(d)	The term “Confidential Information” shall mean confidential or proprietary information or confidential documents, terms and conditions relating to the businesses of either Party or the acquisition of the Purchased Assets (including the investigation, negotiation, and performance of the transaction of this Agreement), and all financial information regarding each Party and its Affiliates, including proprietary information relating to products, confidential records, computer software programs, pricing information, marketing information, business activities, customers, and financial information or prospects of the business in any form including printed, written, oral, visual, electronic on software, but excluding any such information which is otherwise publicly available or not of a proprietary nature.

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(e)	The term “Contract” in this Agreement means any agreement, contract, lease, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

(f)	The term “Country Stampede” in this Agreement means the country music festival operated annually under that name, and the intellectual property rights and goodwill relating thereto.

(g)	The term “Encumbrances” in this Agreement means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

(h)	The term “Governmental Bodies” in this Agreement means any federal, state or local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission, or other governmental authority or agency, domestic or foreign.

(i)	The term “Indemnified Party(ies)” in this Agreement means, as the context requires, the Buyer Indemnified Parties or the Seller Indemnified Parties.

(j)	The term “Indemnifying Party(ies)” in this Agreement means, as the context requires, the Buyer or the Seller (as defined in Subsection 13(a)(i)).

(k)	The term “Knowledge” in this Agreement, with respect to the Seller or Payne, means all facts known or which would have been known by such individual or any officer, director, executive, manager, or principal or controlling shareholder of the Seller on the date hereof after reasonable investigation with respect to the matters at hand. As to Payne, specifically, any and all knowledge, including Payne’s representations and warranties made in this Agreement are limited to January 1, 2021, to present.

(l)	The term “Laws” in this Agreement means all statutes, rules, codes, regulations, restrictions, ordinances orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Body.

(m)	The term “NASDAQ” in this Agreement is an acronym for the American stock exchange known as the National Association of Securities Dealers Automated Quotations.

(n)	Not Applicable.

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(o)	The term “Person” in this Agreement means any individual, corporation, partnership, limited liability company, trust, other form of business or investment entity, and any foreign, federal, state or local government or governmental agency of any kind.

(p)	The term “SEC” in this Agreement means the Securities and Exchange Commission.

(q)	The term “Securities Act” in this Agreement means the Securities Act of 1933, as amended.

(r)	The term “Seller Ancillary Documents” in this Agreement includes any certificates, agreements, documents or other instruments, other than this Agreement, to be executed and delivered by Seller or Payne in connection with the transactions contemplated by this Agreement.

(s)	The term “Business” in this Agreement means the business of Seller producing, plannings, staging, managing, and coordinating a music entertainment event entitled Country Stampede or using the Country Stampede Intellectual Property.

(t)	The term “Taxes” in this Agreement means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not.

(u)	The term “Third Parties” or “Third Party” in this Agreement means any Person, Governmental Body, or any other third party.

(v)	The term “Third Party Intellectual Property” in this Agreement means intellectual property owned by any Third Party and licensed to Seller or any of its Affiliates as of the Closing Date for use in connection with Country Stampede or the Purchased Assets and identified in Schedule 8(e).

16. Miscellaneous.

(a)	Notices. Any notices given under this Agreement shall be deemed to be effectively given when delivered personally or placed in the United States mail, postage prepaid, by certified or registered mail, addressed, in the case of Seller, as follows:

If to Seller:	Christopher Payne
JC Entertainment, LLC
PO BOX 515
Raymore, MO 64083

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with a copy to:

Chris Napolitano
Ensz & Jester, P.C.
1100 Main Street, Suite 2121
Kansas City, Missouri 64105

and if to Buyer:	Kustom 440, Inc.
14001 Marshall Drive
Lenexa, Kansas 66215
Attention: Stanton Ross

with a copy to:	The Law Office of Leslie Kulick, LLC
11117 Juniper Drive
Leawood, KS 66211
Attention: Leslie A. Kulick

or to such other address as any Party shall provide notice of to the other Parties in accordance with this Agreement.

(b)	Survival of Representations, Warranties, Covenants and Liabilities. The completion of the sale hereunder shall not terminate any of the covenants, representations, warranties or liabilities of the Parties under this Agreement, and the same shall continue and survive the completion of said sale.

(c)	Entire Agreement. This Agreement, along with the Schedules and Exhibits referenced herein, constitutes the entire agreement between the Parties concerning the subject matter hereof, superseding all previous agreements, proposals, representations, or understandings, whether oral or written. It may be modified only by a writing duly executed by each of the Parties hereto or their successors or assigns.

(d)	Assignment. Buyer may freely assign its rights or delegate or novate any of its obligation under this Agreement to any Affiliate or to any Third Party without the consent of Seller. Seller may not assign this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of Buyer, which will not be unreasonably withheld This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

(e)	Governing Law; Arbitration. This Agreement shall be construed according to and governed by the laws of the State of Kansas without regard to its conflicts of laws principles. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration to take place in Kansas City, Missouri. The arbitration shall be administered by the American Arbitration Association (“AAA”) utilizing the Commercial Arbitration Rules of the AAA (“Rules”), as modified by any other instructions that the Parties may agree to at that time, except that each Party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between the Rules and the provisions of this Section16(e), the provisions of this Section 16(e) shall prevail. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that the arbitrator issues an interim award for provisional relief, either Party may petition a court of appropriate jurisdiction to confirm, correct or vacate the interim award.

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There shall be three arbitrators unless the Parties are able to agree to a single arbitrator. In the absence of such agreement, within ten (10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select another arbitrator, and those two arbitrators shall select, within ten (10) days, a third arbitrator. If those two arbitrators, within ten (10) days, are unable to select a third arbitrator, the third arbitrator shall be appointed by the commercial panel of the American Arbitration Association (“AAA”). The decision in writing of at least two of the three arbitrators shall be final and binding upon the Parties. In selecting arbitrators pursuant to this Section, the arbitrators must have experience in the field of intellectual property law.

The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement, and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of attorney-client privilege or work product doctrine recognized at law but the arbitrator shall have discretion to determine whether any such claim of privilege or work product doctrine applies.

The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential, punitive, or exemplary damages, nor award any other damages that are excluded under any provisions of this Agreement.

Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the Parties shall share equally in the fees and expenses of the AAA and the arbitrators.

Except as otherwise expressly provided herein, the arbitrators shall have the power and authority to award any remedy or judgment that could be awarded by a state of federal court with jurisdiction in the state of Kansas. The award rendered by arbitration shall be final and binding upon the Parties and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

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(f)	Signatures. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties have not signed the same counterpart. A signature provided by electronic or facsimile transmission shall constitute a valid signature for the purpose of this Agreement.

(g)	Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties hereto and said Agreement shall be deemed to have been drafted by all the Parties hereto.

(h)	Exhibits; Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated herein by this reference and made a part of this Agreement.

(i)	Further Assurances. Seller agrees that it will execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, and consents and assurances, and take such other actions as Buyer reasonably may require to more effectively convey, transfer to and vest in Buyer and to put Buyer in possession of the Purchased Assets.

(j)	Buyer’s Investigations. No investigation by Buyer shall reduce or otherwise affect the obligation or liability of Seller with respect to any representations, warranties, covenants or agreements made herein or in any other certificate, instrument, agreement or document executed or delivered in connection with this Agreement unless such investigation and knowledge derived therefrom results in a breach of Buyer’s warranties made in Section 9 or otherwise in this Agreement.

(k)	Interpretation. Any pronoun used in this Agreement shall include the corresponding masculine, feminine and neutered forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereto,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires. The references to Exhibits, Sections, Subsections, or Articles are references to the Exhibits, Sections, Subsections or Articles of this Agreement, unless the context otherwise requires.

(l)	Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

(m)	Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, (i) the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby, (ii) said provision shall be modified by the court to the extent necessary to render it not illegal, invalid or unenforceable, and (iii) this Agreement shall continue in full force and effect as modified and shall be enforced to the greatest extent permitted by law.

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(n)	No Third-Party Beneficiaries. This Agreement is entered into for the benefit of the Parties hereto and no person and no Party hereto shall have any rights, except as expressly stated herein, to object to or recover any damage or loss resulting from any course of conduct by any of the Parties or by reason of any amendment hereto or the failure of any Party to enforce the obligation of any other Party hereto. Nothing in this Agreement shall be construed as creating any third-party beneficiary rights in or to any third person.

(o)	Specific Performance; Injunctive Relief. The Parties hereto expressly acknowledge and agree that the Purchased Assets are special and unique and that a breach of any of the terms or provisions of this Agreement in respect to the sale and purchase thereof will result in irreparable injury for which there is no adequate remedy at law, and therefore, notwithstanding anything herein or otherwise to the contrary, Buyer and Seller shall be entitled to equitable relief and specific performance to compel compliance hereunder, without the requirement for posting any bond or security.

(p)	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(q)	Remedies. Except as otherwise expressly provided herein, any and all remedies herein conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such Party.

Signature Page to Follow

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER:	JC ENTERTAINMENT, a Kansas limited liability company

By:
Name:	Christopher Payne
Title:

BUYER:	KUSTOM 440, INC., a Nevada corporation

By:
Name:	Stanton E. Ross
Title:	President

Christopher Payne hereby joins in this Agreement for the purpose of making certain representations, warranties, covenants, and indemnities as stated herein. However, any representations and warranties are limited to his knowledge from January 1, 2021, to the date of Closing.

Christopher Payne, individually

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EXHIBIT LIST

Exhibit A	Country Stampede Intellectual Property

Exhibit B	Domain Name Transfer Agreement

Exhibit C	Social Media Transfer Agreement

Exhibit D	Form Bill of Sale

EXHIBIT A

PURCHASED ASSETS

All trademarks used by Country Stampede, including:

Country Stampede

Country Stampede Music Festival

Heartland Stampede

Heartland Stampede Music Festival

Country Stampede at the Heartland

Party in the Heartland

DOMAIN NAMES

www.countrystampede.com

SOCIAL MEDIA PROFILES

Country Stampede (Meta, formerly Facebook) https://www.facebook.com/countrystampedefestival

@countrystampede (X, formerly Twitter) https://twitter.com/CountryStampede

@heartlandstampede (Instagram) https://www.instagram.com/heartlandstampede/

YouTube https://www.youtube.com/channel/UCNQLEYBvio0a1FWLL_GDlxw?view_as=subscriber

Spotify https://open.spotify.com/user/y4k8iy4z2638ynywiv56v50y8

Goods

1.	Miscellaneous staging equipment.

MISCELLANEOUS ASSETS

Customer Databases

Past event attendance Databases in possession of Seller

Current Material Contracts

Buyer expressly assumes all Seller’s obligations, responsibilities, and liability under the agreements with the following:

1.	Azura Amphitheater Rental Agreement dated January 10, 2024, between Seller and New West Presentations, Inc. (2024 Agreement which mutually renews).
2.	Audacy Radio, 2024 Agreement (2024 WDAF Sponsorship Agreement).
3.	TicketSocket User Agreement for Country Stampede dated March 3, 2022 (36 month agreement.
4.	2024 Agreement with Juan Fiesta Corp. dated January 22, 2024.
5.	2024 Kansas Strong Sponsorship Agreement dated January 1, 2024.
6.	2024 Kansas Lottery Sponsorship Agreement dated January 18, 2024.
7.	2024 Booking Services Agreement between Seller and Neste Event Marketing, LLC (Live Nation).
8.	2024 Cumulus Contract.
9.	TicketSmarter Sponsorship Agreement dated February 1, 2024.
10.	KFKF and Q104 partner agreement.

EXHIBIT B

DOMAIN NAME TRANSFER AGREEMENT

This Domain Name Transfer Agreement (hereinafter “Agreement”) is made effective as of the 1st day of March, 2024 (hereinafter “the Effective Date”), by and between JC Entertainment, LLC dba Country Stampede (“JCE”), on the one hand, and Kustom 440, Inc. (“Kustom”). JCE and Kustom may be collectively referred to as “the Parties.”

WHEREAS, JCE has registered, used and is the registered owner of the domain name <countrystampede.com> (the “Domain Name”);

WHEREAS, Kustom has, pursuant to an Asset Purchase Agreement, purchased the Domain Name and JCE has agreed to transfer the Domain Name to Kustom.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the sufficiency of which is acknowledged, JCE hereby assigns and otherwise transfers to Kustom all of its rights, title (including ownership), and interest in and to the Domain Name, including without limitation, the right to sue and collect damages and/or profits for any and all infringement or other unauthorized use of the Domain Name occurring after transfer of the Domain Name, by any person or entity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

KUSTOM 440, INC.	JC ENTERTAINMENT, LLC

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT C

SOCIAL MEDIA TRANSFER AGREEMENT

This Social Media Transfer Agreement (hereinafter “Agreement”) is made effective as of the 1st day of March, 2024 (hereinafter “the Effective Date”), by and between JC Entertainment, LLC dba Country Stampede (“JCE”), on the one hand, and Kustom 440, Inc. (“Kustom”). JCE and Kustom may be collectively referred to as “the Parties.”

WHEREAS, JCE has registered, used and is the registered owner of the following social media accounts/handles:

●	Country Stampede (Meta, formerly Facebook) https://www.facebook.com/countrystampedefestival
●	@countrystampede (X, formerly Twitter) https://twitter.com/CountryStampede
●	@heartlandstampede (Instagram) https://www.instagram.com/heartlandstampede/
●	YouTube https://www.youtube.com/channel/UCNQLEYBvio0a1FWLL_GDlxw?view_as=subscriber
●	Spotify https://open.spotify.com/user/y4k8iy4z2638ynywiv56v50y8

(the “Social Media”);

WHEREAS, Kustom has, pursuant to an Asset Purchase Agreement, purchased the Social Media and JCE has agreed to transfer the Social Media to Kustom.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the sufficiency of which is acknowledged, JCE hereby assigns and otherwise transfers to Kustom all of its rights, title (including ownership), and interest in and to the Social Media, including without limitation, the right to sue and collect damages and/or profits for any and all infringement or other unauthorized use of the Social Media occurring after transfer of the Social Media, by any person or entity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

KUSTOM 440, INC.		JC ENTERTAINMENT, LLC

BY:		BY:
Name:	Stanton E. Ross	Name:	Christopher Payne
Title:	President	Title:	Manager, Member

EXHIBIT D

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT is executed as of 3:00 p.m. on the 1st day March, 2024 (the “Bill of Sale”) by JC Entertainment, LLC, a Kansas limited liability company (“Seller”), in favor of Kustom 440, a Nevada corporation (“Buyer”). All capitalized terms used herein but not defined herein shall have the meanings set forth in the Asset Purchase Agreement (defined below).

WITNESSETH:

WHEREAS, Buyer and Seller are, concurrently with the execution of this Bill of Sale, consummating certain transactions contemplated by that certain Asset Purchase Agreement by and between Buyer and Seller, dated as of March 1, 2024 (the “Asset Purchase Agreement”), whereby Buyer is purchasing certain contracts and the Intellectual Property assets used in connection with Country Stampede, an entertainment event (the “Purchased Assets”, as defined in the Asset Purchase Agreement);

WHEREAS, Seller desires to execute this Bill of Sale for the purpose of conveying the Purchased Assets to Buyer; and

WHEREAS, Buyer desires to accept such conveyance.

NOW, THEREFORE, in consideration of the premises, representations, warranties, mutual covenants and agreements set forth in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1. Sale of Purchased Assets. On the terms and subject to the provisions of the Asset Purchase Agreement, Seller does hereby sell, transfer, convey, and deliver to Buyer and its successors and assigns, free and clear of all encumbrances, security interests and liens, all of Seller’s right, title, and interest in and to the Purchased Assets, and Buyer hereby accepts such delivery.

2. Acceptance and Assumption of Contracts. On the terms and subject to the provisions of the Asset Purchase Agreement, subject only to obtaining any required consents as set forth on Schedule 8(r), Seller does hereby sell, assign, transfer, convey, and deliver to Buyer all of Seller’s right, title, obligations, and interest in and to the Contracts set forth on Exhibit A of the Asset Purchase Agreement, and Buyer does hereby accept such assignment, and hereby assumes the same on and after the Closing Date.

3. Further Assurances. From time to time after the date of this Bill of Sale, upon the request of either Seller or Buyer, the other party shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Bill of Sale.

4. Miscellaneous. Nothing in this Bill of Sale shall confer upon any person or entity, other than Buyer and Seller and their respective successors and assigns, any remedy or claim under this Bill of Sale or any terms, covenants or conditions hereof, and the terms of this Bill of Sale shall be for the sole benefit of the parties hereto and their respective successors and assigns. This Bill of Sale in no way defeats, limits, alters, impairs, enhances or enlarges any term of the Asset Purchase Agreement or any other agreement, including, without limitation, any rights the parties may have under the representations and warranties set forth in the Asset Purchase Agreement. No representations and warranties are made in this Bill of Sale, and the same are expressly disclaimed, it being understood and agreed that all of the rights and obligations of the parties with respect to the Purchased Assets are governed by the Asset Purchase Agreement.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by a duly authorized officer as of the date first above written.

SELLER:

JC Entertainment, LLC

By:
Christopher Payne, Member and Manager

Accepted:

Kustom 440, Inc.

By:
Stanton E. Ross, President

Schedule 8(c)

Seller Liabilities

Contracts or subscriptions not assigned to Buyer, which will be cancelled by Seller:

Forward Sports Marketing

Vonage Phone System VOIP

Mail Chimp

Merch Processor

Auth.net

website wix hosting

Facebook ads

google ad words

Schedule 8(e)

Third Party Intellectual Property

●	None other than to the extent the agreements with vendors, sponsors, and other providers (as identified on Exhibit A) constitute the use of Third Party Intellectual Property.

Schedule 8(g)

Seller’s Claims and Litigation

●	None

Schedule 8(i)

Third Party Claims and Litigation

●	None

Schedule 8(l)

Insurance Policies

●	K & K Insurance(Certificate of Insurance attached); was for 2023 Country Stampede
●	Employers, Policy No. EIG 5229938 00 (no certificate attached)

Schedule 8(n)

Third Party Intellectual Property Rights used in connection with the Purchased Assets

●	None other than to the extent the agreements with vendors, sponsors, and other providers (as identified on Exhibit A) constitute the use of Third Party Intellectual Property.

Schedule 8(o)

Outbound Licenses And Rights

●	See Contracts listed in Exhibit A.

Schedule 8(q)

Seller’s Country Stampede Related Suppliers

See Contracts listed in Exhibit A

See attached Supplier List

Schedule 8(r)

Material Contracts

●	See Contracts listed in Exhibit A

Contract Restrictions:

Transfer of the 2024 Neste Event Marketing, LLC Booking Agreement requires the consent of Neste Live.

Transfer of TicketSocket User Agreement for Country Stampede dated March 3, 2022 requires consent.